Putnam Dynamic Risk Allocation Fund
11/30/11 Semiannual report

Item 77i

This is the Funds first N SAR. The fund has A, B, C, M, R and Y shares and is a series of Putnam Funds Trust, which was registered by PEA#129 filed on 9/12/11.